UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

Magnum Hunter Resources, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-12508 (Commission File Number)	87-0462881 (I.R.S. Employer Identification No.)

600 East Las Colinas Blvd. Suite 1100 Irving, Texas (Address of principal executive offices)		75039 (Zip Code)

Registrant’s Telephone Number, including area code: (972) 401-0752

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Agreement and Plan of Merger
1st Amendment to Rights Agreement
2nd Amendment to Rights Agreement
3rd Amendment to Rights Agreement

Item 1.01 Entry Into A Material Definitive Agreement

On January 26, 2005, Magnum Hunter Resources, Inc. (the “Company”) and Cimarex Energy Co., a Delaware corporation (“Cimarex”), announced the execution of an Agreement and Plan of Merger, dated January 25, 2005 (the “Merger Agreement”), by and among the Company, Cimarex, and Cimarex Nevada Acquisition Co., a Nevada corporation and wholly owned subsidiary of Cimarex (“Merger Sub”), under which Cimarex has agreed to acquire all of the issued and outstanding shares of common stock, par value $.002 per share (“Company Common Stock”), and each issued and outstanding share of Series A Preferred Stock, par value $.001 per share (“Company Preferred Stock”) of the Company. Under the terms of the Merger Agreement, which was approved by the Boards of Directors of both the Company and Cimarex, the Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger.

Terms of the merger agreement provide that the Company’s shareholders will receive 0.415 shares of Cimarex Common Stock for each share of Company Common Stock owned. Based on the closing price of Cimarex Common Stock on January 25, 2005, the acquisition of the Company’s stock would be valued at approximately $1.5 billion. Including the assumption by Cimarex of the Company’s debt, which at December 31, 2004 totaled $645 million, the total transaction value is approximately $2.1 billion. The Company issued a press release on January 26, 2005 announcing the proposed Merger. The text of the press release was filed as Exhibit 99.1 to the Company’s Form 8-K filed on January 26, 2005.

Consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things, (1) approval by the stockholders of both the Company and Cimarex, (2) the receipt of all required regulatory approvals and (3) the effectiveness of a registration statement relating to the shares of Cimarex Common Stock to be issued in the Merger. In the event of a termination of the Merger Agreement under certain circumstances, the Company may be required to pay Cimarex a termination fee as set forth in the Merger Agreement.

The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The forgoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such document.

In connection with the Merger Agreement, on January 25, 2005 the Company and Securities Transfer Corporation (“STC”) entered into the Third Amendment to Rights Agreement (“Third Amendment”). The Rights Agreement was dated as of January 6, 1998 between the Company and STC (“Right Agreement”), and was filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on January 9, 1998. The Third Amendment provides that the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement do not and will not enable or require the 1998 Series A Junior Participating Preferred Stock (as defined in the Rights Agreement) purchase rights granted under the Rights Agreement to be exercised or triggered.

The Third Amendment is filed herewith as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to such document.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

2.1	Agreement and Plan of Merger, dated as of January 25, 2005 by and among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc.*

4.1	First Amendment to Rights Agreement, dated as of February 3, 1999 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

4.2	Second Amendment to Rights Agreement, dated as of December 15, 2001 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

4.3	Third Amendment to Rights Agreement, dated as of January 25, 2005 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

*Schedules and similar attachments to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum Hunter Resources, Inc.
By:	/s/ M. Bradley Davis

M. Bradley Davis,
Senior Vice President & Chief Financial Officer

Date: January 28, 2005

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of January 25, 2005 by and among Cimarex Energy Co., Cimarex Nevada Acquisition Co., and Magnum Hunter Resources, Inc.*

4.1	First Amendment to Rights Agreement, dated as of February 3, 1999 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

4.2	Second Amendment to Rights Agreement, dated as of December 15, 2001 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

4.3	Third Amendment to Rights Agreement, dated as of January 25, 2005 between Magnum Hunter Resources, Inc. and Securities Transfer Corporation.

*Schedules and similar attachments to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.